TETRA TECHNOLOGIES, INC.
                          25025 IH-45 NORTH, 6TH FLOOR
                           THE WOODLANDS, TEXAS 77380


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 19, 2000



To the Stockholders of TETRA Technologies, Inc.:

      Notice is hereby given that the Annual Meeting of the Stockholders of TETRA Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056 on the 19th day of May 2000 beginning at 11:00 a.m., Central Daylight Time, for the following purposes:

      1. To elect three directors to the Company's board to serve until the annual meeting of stockholders to be held in 2003 or until their successors have been elected and qualified;

      2. To approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year 2000; and

      3. To act upon such other business as may properly come before the annual meeting or any adjournments thereof.

      Only stockholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the annual meeting.

      The Board of Directors and Management of the Company request that you mark, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the annual meeting, in order to ensure a quorum. If you are present at the annual meeting and wish to do so, you may revoke the proxy and vote in person.

      I hope you will be able to attend the annual meeting.





                                                      /s/ BASS C. WALLACE, JR.
                                                          Bass C. Wallace, Jr.
                                                          Corporate Secretary

March 31, 2000
The Woodlands, Texas

                            TETRA TECHNOLOGIES, INC.
                          25025 IH-45 NORTH, 6TH FLOOR
                           THE WOODLANDS, TEXAS 77380

                                 PROXY STATEMENT
________________________________________________________________________________

GENERAL INFORMATION
________________________________________________________________________________

      The accompanying proxy is solicited by the Board of Directors of TETRA Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 19, 2000 and at any adjournments thereof. The annual meeting will begin at 11:00 a.m., Central Daylight Time, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056. When such proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. In addition, the proxy confers discretionary authority to the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the annual meeting. The Board of Directors is not currently aware of any such other matters.

      Each stockholder of the Company has the unconditional right to revoke his proxy at any time prior to its exercise, either in person at the annual meeting or by written notice to the Company addressed to Corporate Secretary, TETRA Technologies, Inc., 25025 IH-45 North, The Woodlands, Texas 77380. No revocation by written notice will be effective unless such notice has been received by the Corporate Secretary of the Company prior to the day of the annual meeting or by the inspectors of elections at the annual meeting.

      The cost of solicitation of these proxies will be borne by the Company. Officers and employees of the Company may solicit proxies from the stockholders by telephone, telegram or otherwise. Such persons will receive no compensation in excess of their regular salaries for their services.

      The approximate date on which this Proxy Statement will first be sent to stockholders is March 31, 2000.

________________________________________________________________________________

VOTING SECURITIES
________________________________________________________________________________

      At the close of business on March 24, 2000, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the annual meeting or any adjournments thereof (the "Record Date"), the Company had outstanding 13,554,272 shares of common stock, $0.01 par value (the "Common Stock"), held of record by approximately 122 persons and owned beneficially by approximately 3,122 persons. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the annual meeting. Shares of Common Stock may not be voted cumulatively. All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. A plurality vote is required for the election of directors. Accordingly, withholding authority to vote for a director nominee and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the vote of the holders of a majority of the shares present or represented at the annual meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote. Votes will be counted by Harris Trust and Savings Bank, the Company's transfer agent and registrar.

      The following table sets forth, as of December 31, 1999, certain information with respect to the beneficial ownership of the Common Stock with respect to each person known by the Company to own beneficially five percent (5%) or more of the Common Stock:

                                                AMOUNT AND NATURE
NAME AND BUSINESS ADDRESS                         OF BENEFICIAL     PERCENT OF
   OF BENEFICIAL OWNER                              OWNERSHIP         CLASS
-------------------------                       -----------------   ----------
Wellington Management Company, LLP............     1,645,600(1)       12.2%
        75 State Street
        Boston, Massachusetts 02109
Morgan Stanley Dean Witter & Co...............     1,512,400(2)       11.2%
        1585 Broadway
        New York, New York 10036
T. Rowe Price Associates, Inc.................     1,183,600(3)       8.7%
        100 E. Pratt Street
        Baltimore, MD 21202
Becker Capital Management Inc.................     1,063,700(4)       7.9%
        1211 SW 5th Avenue, Suite 2185
        Portland, Oregon 97204
Dimensional Fund Advisors Inc.................     1,043,300(5)       7.7%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, California 90401
Vanguard Explorer Fund........................     1,040,200(6)       7.7%
        P.O. Box 2600
        Valley Forge, Pennsylvania 19482-2600
______________________________________________________

   (1) Pursuant to a Schedule 13G dated February 9, 2000, Wellington Management Company, LLP has shared voting power with respect to 292,100 shares of Common Stock and shared dispositive power with respect to 1,645,600 shares of Common Stock, including 1,040,200 shares beneficially owned by Vanguard Explorer Fund, which has filed a separate Schedule 13G with respect to those shares; see footnote (6) below.

   (2) Pursuant to a Schedule 13G dated February 1, 2000, Morgan Stanley Dean Witter & Co. has shared voting and dispositive power with respect to 1,512,400 shares of Common Stock, including 491,200 shares beneficially owned by its Morgan Stanley Dean Witter Advisors Inc subsidiary.

   (3) Pursuant to a Schedule 13G dated February 14, 2000, T. Rowe Price Associates, Inc. has sole voting power with respect to 417,300 shares of Common Stock and sole dispositive power with respect to 1,183,600 shares of Common Stock.

   (4) Pursuant to a Schedule 13G dated January 28, 2000, Becker Capital Management has sole voting power with respect to 926,400 shares of Common Stock and sole dispositive power with respect to 1,063,700 shares of Common Stock.

   (5) Pursuant to a Schedule 13G dated February 11, 2000, Dimensional Fund Advisors Inc. has sole voting and dispositive power with respect to 1,043,300 shares of Common Stock.

   (6) Pursuant to a Schedule 13G filed February 4, 2000, Vanguard Explorer Fund has sole voting power and shared dispositive power with respect to 1,040,200 shares of Common Stock. These shares are also covered by a
         Schedule 13G filed by Wellington Management Company, LLP; see footnote
         (1) above.

________________________________________________________________________________

PROPOSAL 1.  ELECTION OF DIRECTORS
________________________________________________________________________________

      The Board of Directors has nominated and urges you to vote FOR the election of the three directors who have been nominated to serve a three-year term of office in the 2000 class of directors. Each proxy solicited hereby will be so voted unless the stockholder specifies otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the annual meeting, the three persons nominated for election as directors receiving the greatest numbers of votes will be elected to serve as directors.

      The Company's bylaws divide the Board of Directors into three classes, designated as Class I, Class II and Class III, with respect to terms of office. Each class is elected to serve a three-year term and consists of, as nearly as possible, one-third of the members of the entire Board. By resolutions of the Board of Directors adopted in accordance with the Company's bylaws, the Board of Directors is currently comprised of nine members. (There is currently one vacancy existing on the Board of Directors.) The proxies solicited hereby cannot be voted for more than three nominees.

      The term of office of each of the current Class I Directors, Paul D. Coombs, Allen T. McInnes and J. Taft Symonds, expires at the time of the 2000 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected or qualified. Messrs. Coombs, McInnes and Symonds have been nominated by the Board to serve additional three-year terms as Class I Directors. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

      It is intended that the proxies solicited hereby will be voted FOR the election of such nominees, unless authority to do so has been withheld. If, at the time of the 2000 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

DIRECTORS AND NOMINEES FOR DIRECTOR

      The CLASS I DIRECTORS, whose terms of office as directors will expire in 2003 if such persons are elected, and certain additional information with respect to each of them, are as follows:

            PAUL D. COOMBS has served as Executive Vice President - Oil & Gas Services of the Company since January 1994 and as a director of the Company since June 28, 1994. Mr. Coombs served as Senior Vice President - Oil and Gas of the Company from 1987 to 1994. From 1985 to 1987, Mr. Coombs served as General Manager - Oil and Gas for the Company. Mr. Coombs has served in numerous other positions for the Company since 1982.

            ALLEN T. MCINNES has served as a director of the Company since 1993. Mr. McInnes served as President and Chief Executive Officer of the Company from April 1, 1996 until he resigned those offices effective January 27, 2000. He remains an employee of the Company. Mr. McInnes has served as Chairman of the Board of TGC Industries, a public company involved in the geophysical business, since July 1993. Mr. McInnes also served as Chief Executive Officer of TGC Industries from July 1993 through April 1996. Mr. McInnes served as Chairman of the Board of Chase Packaging Corporation, a public company involved in the agricultural products packaging business until December 1997. Mr. McInnes is a former Executive Vice President and director of Tenneco, Inc., where at various times he had overall corporate-level responsibility for chemicals, minerals, packaging, international development and real estate operations. He also serves as a trustee director of the American Graduate School for International Management and several other educational and charitable institutions. Mr. McInnes holds B.B.A., M.B.A. and Ph.D. degrees from the University of Texas and in 1973 he completed the Advanced Management Program at Harvard Business School

            J. TAFT SYMONDS has served as a director of the Company since 1981 and as Chairman of the Board since October 1993. Mr. Symonds has served as Chairman and a director of Maurice Pincoffs Company, Inc., a private international marketing company, and as President and a director of Symonds Trust Co., Ltd., a private investment firm, since 1978. Mr. Symonds also serves as a director of Plains Resources, Inc., a public energy company, and Denali Incorporated, a public company involved in the manufacture of fiberglass and steel storage tanks. Mr. Symonds received his B.A. degree from Stanford University and his M.B.A. from Harvard Business School.

      The CLASS II DIRECTORS, whose terms of office as directors will expire in 2001, and certain additional information with respect to each of them, are as follows:

            RALPH S. CUNNINGHAM has served as a director of the Company since 1999. Dr. Cunningham retired in 1997 from Citgo Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. Dr. Cunningham served as Vice Chairman of Huntsman Corporation from April 1994 to April 1995, and from August 1990 to April 1994, he served as President of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco, Inc. He started his career in Exxon's refinery operations. Dr. Cunningham is presently a director of Agrium, Incorporated, a Canadian public company involved in the agricultural chemicals business, Huntsman Corporation, a privately held petrochemical company headquartered in Salt Lake City, Utah, and Enterprise Products Partners L.P., a natural gas liquids and transportation company headquartered in Houston, Texas. He holds Ph.D. and M.S. degrees in Chemical Engineering from Ohio State University and a B.S. degree in Chemical Engineering from Auburn University.

            TOM H. DELIMITROS has served as a director of the Company since 1994. Mr. Delimitros is a founding General Partner of AMT Venture Partners Ltd., a private limited partnership formed in 1989 that provides equity and debt capital to emerging growth companies involved in specialty chemicals and advanced material technologies. He is also a director and is chairman of the audit committee of the board of directors of Plains Resources, Inc., a public energy company. Mr. Delimitros received B.S. and M.S. degrees from the University of Washington in Seattle and his M.B.A. from Harvard Business School.

            GEOFFREY M. HERTEL has served as Chief Operating Officer of the Company since January 27, 2000 and as a director of the Company since 1984. From 1981 to 1984 he was associated with the Company as a non-voting director and special consultant to the Board. Mr. Hertel joined the Company in March 1993 as Senior Vice President-Finance and Administration. On January 25, 1994 he was elected Executive Vice President-Finance and Administration. Mr. Hertel has served as President and a director of Fairway Petroleum, Inc., a private oil and gas company, and LAGGS, Inc., a private natural gas pipeline company, since 1980. From 1972 to 1985, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, most recently as Senior Vice President-Corporate Finance. Mr. Hertel received both his B.A. and M.B.A. degrees from Michigan State University.

      The CLASS III DIRECTORS, whose terms of office as directors expire in 2002, and certain additional information with respect to each of them, are as follows:

            HOYT AMMIDON JR. has served as a director of the Company since 1998. Mr. Ammidon has served as a managing director of Berkshire Capital Corporation, a private company that provides merger and acquisition related services to the investment management and securities industries, since November 1994. Prior thereto, Mr. Ammidon held various executive positions at Cazenove Incorporated, a brokerage firm, The Chase Manhattan Investment Bank and E.F. Hutton & Co., Inc. Mr. Ammidon received a B.A. degree in History from Yale University.

            KENNETH P. MITCHELL has served as a director of the Company since 1997. Mr. Mitchell is presently a director and chairman of the compensation committee of Balchem Corporation, a manufacturer of microencapsulated products and a distributor of specialty chemicals. Mr. Mitchell served as President and Chief Executive Officer of Oakite Products, Inc., a specialty chemicals company, from 1986 to 1993. From 1964 to 1986, Mr. Mitchell held a number of executive positions with Diamond Shamrock Corporation, a public company, all of which were related to various commodity and specialty chemical business. Mr. Mitchell received a B.S. degree in Marketing and Finance from Ohio State University in 1964 and in 1979 he completed the Senior Executive Program at M.I.T.

      The following table reflects the beneficial ownership of the Common Stock and certain additional information as of March 16, 2000 with respect to (i) the directors and nominees for director of the Company, (ii) the four highest paid executive officers of the Company and its Chief Executive Officer (collectively, the "Named Executive Officers"), and (iii) the Company's directors and executive officers as a group.

                                                   NUMBER OF
                                                   SHARES OF
                                                  COMMON STOCK        PERCENT
       NAME                           AGE      BENEFICIALLY OWNED    OF CLASS
       ----                           ---      ------------------    --------
Hoyt Ammidon Jr.(1)(2)(3)              62          12,230(4)            *
Paul D. Coombs                         44         177,683(5)           1.32%
Ralph S. Cunningham(1)(3)              59          10,603(6)            *
Tom H. Delimitros(2)(3)                59          26,500(7)            *
Geoffrey M. Hertel                     55         140,053(8)           1.04%
Allen T. McInnes(3)                    62         220,852(9)           1.64%
Kenneth P. Mitchell(1)(2)(3)           60          29,983(10)           *
Raymond D. Symens                      49          44,083(11)           *
J. Taft Symonds(3)                     60         206,392(12)          1.54%
Fred K. Vogt                           55          14,116(13)           *

Directors and executive officers
  as a group (13 persons)                             924(14)          6.87%
        * Less than 1%
__________________________________

   (1)   Member of Audit Committee

   (2)   Member of Management and Compensation Committee

   (3)   Member of Nominating and Corporate Governance Committee

   (4) Includes 12,230 shares subject to options exercisable within 60 days of the Record Date.

   (5) Includes 125,375 shares subject to options exercisable within 60 days of the Record Date.

   (6) Includes 10,603 shares subject to options exercisable within 60 days of the Record Date.

   (7) Includes 21,000 shares subject to options exercisable within 60 days of the Record Date.

   (8) Includes 114,375 shares subject to options exercisable within 60 days of the Record Date.

   (9) Includes 207,371 shares subject to options exercisable within 60 days of the Record Date.

   (10) Includes 17,483 shares subject to options exercisable within 60 days of the Record Date.

   (11) Includes 44,083 shares subject to options exercisable within 60 days of the Record Date.

   (12) Includes 58,197 shares subject to options exercisable within 60 days of the Record Date.

   (13) Includes 12,916 shares subject to options exercisable within 60 days of the Record Date. Mr. Vogt resigned as Senior Vice President of the Company effective January 29, 2000.

   (14) Includes 660,385 shares subject to options exercisable within 60 days of the Record Date.

      COMMITTEES. The Board of Directors has a standing Audit Committee. The Audit Committee is currently comprised of Messrs. Ammidon, Cunningham and Mitchell. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors; reviewing with the independent auditors the plan and results of the auditing engagement; reviewing professional services provided by the independent auditors; reviewing the independence of the independent auditors; considering the range of audit and non-audit fees; and reviewing the adequacy of the Company's internal accounting controls.

      The Board of Directors also has a standing Management and Compensation Committee, which is currently comprised of Messrs. Ammidon, Delimitros and Mitchell. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation; administering the Company's employee stock option plans; and approving salary and bonus awards to the Company's executive officers.

      The Board of Directors has a Nominating and Corporate Governance Committee, which is currently comprised of Messrs. Ammidon, Cunningham, Delimitros, McInnes, Mitchell and Symonds. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board with respect to qualified candidates to be nominated for election to the Board and reviews and makes recommendations to the Board of Directors with regard to candidates for directors nominated by shareholders in accordance with the Company's bylaws. The Nominating and Corporate Governance Committee will consider candidates for director properly nominated by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company's Corporate Secretary, indicating the nominee's qualifications and other relevant biographical information, confirmation of the nominee's consent to serve as a director, and all other information required by the Company's bylaws for the nomination of director candidates. This committee also investigates and makes recommendations to the Board with regard to all matters of corporate governance, including the structure, operation and evaluation of the Board and its committees.

      During 1999, the Board of Directors had seven meetings, the Audit Committee had two meetings, the Management and Compensation Committee had one meeting and the Nominating and Corporate Governance Committee had one meeting. During 1999, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while he was a member of the Board and 75% or more of the meetings of all committees of the Board of Directors of which he was a member that were held while he was a member.

      DIRECTOR COMPENSATION. Directors who are not employees of the Company or any subsidiary or affiliate of the Company (the "Outside Directors") receive compensation of $1,500 per month plus $500 for each Board or committee meeting attended, and are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committee meetings. Mr. Symonds received total annual cash compensation of $40,000 in 1999 for serving as Chairman of the Board of Directors.

      Under the Company's Director Stock Option Plan, as amended (the "Director Plan"), each of the Outside Directors generally receives an automatic grant of an option to purchase 6,000 shares of Common Stock on January 1 of each year while they are a director. The options have an exercise price equal to the closing price as of the last trading day of the previous year. As a result, on January 1, 2000, each of the Outside Directors received an option to purchase 6,000 shares at an exercise price of $7.25 per share. The Board of Directors granted Mr. Symonds an option under the TETRA Technologies, Inc. 1990 Stock Option Plan to purchase 12,000 shares of Common Stock at a price of $7.25 per share, which was the closing price as of December 31, 2000.

EXECUTIVE OFFICERS

        The current executive officers of the Company and their ages and positions are listed below.

NAME                           AGE                 POSITION
----                           ---                 --------
Geoffrey M. Hertel........      55      Chief Operating Officer, Chief
                                        Financial Officer and Director
Paul D. Coombs............      44      Executive Vice President and Director
Raymond D. Symens.........      49      Senior Vice President
Bruce A. Cobb.............      50      Chief Accounting Officer
James R. Hale.............      49      Treasurer and Controller
Bass C. Wallace, Jr.......      41      General Counsel and Corporate Secretary

      (Information regarding the business experience of Messrs. Hertel and Coombs is set forth above under "Directors and Nominees for Director".)

      RAYMOND D. SYMENS has served as Senior Vice President -- Bromine and Strategic Affairs since 1997. He served as Senior Vice President -- Planning and Strategic Affairs for the Company from 1994 to 1997, and as Vice President -- Manufacturing from 1988 to 1994. From 1976 to 1988, Mr. Symens held various executive positions with Earth Sciences Incorporated and its wholly owned Canadian subsidiary, ESI Resources, Ltd., finally as Vice President and General Manager for the chemical recovery operations located in western Canada. Mr. Symens received his B.S. degree in Metallurgical Engineering from the South Dakota School of Mines and Technology.

      BRUCE A. COBB has served as Chief Accounting Officer since June of 1999. Mr. Cobb served as Controller of the Company from 1991 to May of 1999. From 1987 to 1991, Mr. Cobb was the chief financial officer of Speeflo Manufacturing Company. From 1979 to 1987, he served as division controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979, Mr. Cobb practiced accounting with Ernst & Young. Mr. Cobb received a B.B.A. degree in accounting from the University of Texas, and he is a certified public accountant.

      JAMES R. HALE has served as Treasurer of the Company since 1986, and as Controller since May of 1999. Mr. Hale served as Chief Financial Officer of the Company from 1986 until 1993. From 1976 to 1985, Mr. Hale held various positions with First City Bancorporation of Texas, Inc., most recently as Vice President and Manager of Profit Planning. Mr. Hale received a B.S. degree in economics and history from the University of the South and an M.B.A. from Vanderbilt University. Mr. Hale is a certified public accountant.

      BASS C. WALLACE, JR. has served as General Counsel of the Company since his initial employment by the Company in February of 1994. Prior to that time, he was a partner with the law firm of Norton & Blair, P.C., where he practiced corporate and securities law from 1990 to 1994. Mr. Wallace has served as Corporate Secretary of the Company since 1996. Mr. Wallace received his B.A. degree in economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

COMPENSATION OF EXECUTIVE OFFICERS

      The following information is given for the years 1997 through 1999 with respect to the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                           ANNUAL COMPENSATION(1)  COMPENSATION
                                           ----------------------  ------------
                                                                    SECURITIES        ALL
                                 FISCAL                             UNDERLYING       OTHER
NAME AND PRINCIPAL POSITION       YEAR       SALARY        BONUS   OPTIONS(#)(2) COMPENSATION(3)
---------------------------      ------    --------       -------  ------------  --------------
Geoffrey M. Hertel.............   1999     $210,000       $     0           0       $ 4,725
   Chief Operating Officer        1998      210,000             0      52,500         4,800
   and Chief Financial Officer    1997      191,004        70,670     100,000         2,954
Allen T. McInnes...............   1999     $285,000       $     0           0       $ 2,850
   Former President and           1998      285,000             0     210,000         3,075
   Chief Executive Officer(4)     1997      285,000        82,000     300,000         3,025
Paul D. Coombs.................   1999     $221,004       $     0           0       $ 3,802
   Executive Vice President       1998      221,004             0      52,500         3,750
                                  1997      197,004       120,000     100,000         4,750
Raymond D. Symens..............   1999     $180,000       $     0           0       $ 4,725
   Senior Vice President          1998      175,000             0      73,000         4,800
                                  1997      159,167        44,800           0         4,678
Fred K. Vogt(5)................   1999     $190,000       $     0           0       $ 4,750
   Former Senior Vice President   1998      190,000             0      25,000         12,55(6)
                                  1997       31,667(7)     20,000     100,000(8)          0

____________________________________________


   (1) During the years ended December 31, 1997, 1998 and 1999, none of the Named Executive Officers received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for such individual.

   (2) The Management and Compensation Committee of the Board of Directors approved an option exchange program effective December 11, 1998 (the "Option Exchange Program"). Under the program, which was optional to significantly all holders of outstanding options, each of the Named Executive Officers elected to participate and was granted replacement options with an exercise price of $10.1875, in exchange for the surrender of their options previously granted in 1996, 1997 and 1998 at higher exercise prices, except that performance options were not eligible to be exchanged under the program and Mr. McInnes' 1996 nonqualified options were not replaced but were amended to reflect the same terms. The replacement options were for 70% as many shares as the 1996 options and 50% as many shares as the 1997 and 1998 options. The surrendered options were canceled. The 1998 options shown are all replacement options except 50,000 new performance stock options granted to Mr. Symens in 1998 and Mr. McInnes' amended 1996 options.

   (3) Represents employer matching contributions under the Company's 401(k) Retirement Plan.

   (4) Mr. McInnes resigned as President and Chief Executive Officer effective January 27, 2000.

   (5)   Mr. Vogt resigned as Senior Vice President effective January 29, 2000.

   (6) Includes $7,754 in taxable moving expenses and related employer taxes reimbursed to Mr. Vogt.

   (7) Mr. Vogt was initially employed as Senior Vice President on September 23, 1997.

   (8) 50,000 of these were surrendered and canceled under the Option Exchange Program; see footnote (2) above.

      EMPLOYMENT AGREEMENT. In connection with his initial employment by the Company in 1996, Mr. McInnes and the Company entered into an employment agreement with a term of four years that provided for a base salary of $285,000. Effective February 1, 2000, in connection with his resignation as President and Chief Executive Officer, Mr. McInnes' employment agreement was amended to provide for a salary of $24,000 per month and a termination date of December 31, 2001. Mr. McInnes presently provides services in connection with projects assigned to him by the Board of Directors. Under the agreement, Mr. McInnes is entitled to participate in the Company's Incentive

Compensation Program and the Company's other employee benefit plans, and he is entitled to certain other benefits. In the event of a change of control of the Company (as defined in the agreement), Mr. McInnes may be entitled to the then remaining benefits under the agreement. Under the agreement, Mr. McInnes may not compete with the Company in any business in a specified geographic area, and he agreed to certain other covenants designed to protect the Company against any such competition.

      401(K) PLAN. Under the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), eligible employees may contribute on a pre-tax basis up to 22% of their compensation, subject to an annual maximum established under the Internal Revenue Code. The Company makes a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant's annual compensation that is contributed to the 401(k) Plan. As of December 31, 1999, approximately 70% of all eligible employees had elected to participate in the 401(k) Plan.

STOCK OPTIONS

      There were no grants of stock options made during the last fiscal year to the Named Executive Officers.

      The following table shows all exercises of stock options during the last fiscal year by the Named Executive Officers of the Company and the fiscal year-end value of unexercised options:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                             SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                 UNEXERCISED                       IN-THE-MONEY
                                                                 OPTIONS HELD                         OPTIONS
                                                               AT FISCAL YEAR-END           AT FISCAL YEAR-END ($)(1)
                                                           ---------------------------    ----------------------------
                              SHARES
                            ACQUIRED ON        VALUE
                              EXERCISE        REALIZED                         NOT                             NOT
NAME                             (#)            ($)        EXERCISABLE     EXERCISABLE     EXERCISABLE     EXERCISABLE
----                        ------------      --------     -----------     -----------     -----------     -----------
Allen T. McInnes(2) ..........  1,000         $ 3,458         210,494         303,506         $     0         $     0
Paul D. Coombs ...............      0               0         121,000         117,500           3,750               0
Geoffrey M. Hertel ...........      0               0         110,000         117,500          59,375               0
Raymond D. Symens ............      0               0          32,375          51,625               0               0
Fred K. Vogt(3) ..............      0               0          10,833          64,167               0               0

_____________________________________________

   (1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of the Company's Stock on December 31, 1999 was $7.0625, based on the average of the high and low sales prices on the New York Stock Exchange on that date as reported by the Wall Street Journal.

   (2) Mr. McInnes resigned as President and Chief Executive Officer effective January 27, 2000.

   (3)   Mr. Vogt resigned as Senior Vice President effective January 29, 2000.

MANAGEMENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      There are no transactions or relationships required to be disclosed under this section.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

      The Management and Compensation Committee, which is comprised solely of Outside Directors of the Company, establishes overall management compensation for the Company and is responsible for investigating, determining and awarding compensation to be paid to the Company's senior executive officers, including grants under the Company's stock option plans. In order to make such determinations, each year the Committee evaluates (i) the Company's performance relative to its annual objectives, (ii) the Company's performance relative to changes in the industry (I.E., performance relative to the opportunities available), and (iii) each senior executive officer's contribution to the Company's achievements during the year.

      The basic objectives of the senior executive compensation program are to:

      o Enable the Company to attract, retain, motivate and reward high-caliber senior executive officers to manage the Company's diverse, interconnected businesses;

      o Inspire the senior executive officers to work as a team to innovatively and aggressively pursue Company goals, including its multifaceted growth plan;

      o Encourage the senior executive officers to analyze and make improvements to the Company's business systems in order to carry operations to higher levels of achievement and efficiency;

      o Emphasize "pay for performance" by having a significant portion of the senior executive officers' total compensation "at risk" in the form of incentive compensation; and

      o Align the long-term interests of the senior executive officers with those of the Company's stockholders through the use of stock options as a portion of compensation and thereby encourage the achievement of performance objectives that enhance stockholder value on a continuing basis.

      The Committee monitors general industry conditions, changes in regulations and tax laws, and other developments that may require modifications of the senior executive compensation program in order to ensure the program is properly structured to achieve its objectives. The Company's senior executive compensation program currently is comprised of three major components: base salary, annual incentive bonuses, and longer-term incentive stock options.

      BASE SALARIES. Base salaries for each of the Company's senior executive officers are determined on an individual basis, taking into consideration the performance of the individual and his contributions to the Company's performance, the length of service of the individual with the Company, compensation by industry competitors for comparable positions, internal equities among positions, and general economic conditions. Although no specific weight is assigned to these factors, the Committee generally targets the mid-point range of salary levels paid within the industry as a primary consideration in setting base salaries. In order to determine salary levels paid within the industry, the Committee reviews various industry surveys and proxy information of its competitors and, from time to time, consults with independent compensation consulting firms. The Committee gives serious consideration to the recommendations of the Chief Executive Officer (or in his absence, the Chief Operating Officer) with regard to the salaries to be paid to the senior executive officers. The Committee believes that maintaining a competitive base salary structure is vital to attract and retain talented executives and that optimal performance is encouraged through the use of incentive programs, such as annual incentive compensation and stock option plans, thereby furthering the goal of having "at risk" compensation as an important component of the executive compensation program.

      ANNUAL INCENTIVE COMPENSATION. In addition to their base salaries, each of the Company's senior executive officers (in addition to other key employees) is eligible to earn an annual incentive payment under the Company's Incentive Compensation Program, depending on (i) the extent to which the Company (and the applicable Division, if any) achieves its earnings per share goal for the applicable year and (ii) such individual achieving his or her individual goals, which typically include various operating, financial and strategic goals (such as achievement of divisional earnings or other financial targets and successful completion of major projects) that are considered to be important to the Company's long- or short-term success. Individual goals are not specifically weighted in the determination of whether to award annual incentive payments to the senior executive officers. The Incentive Compensation Program has six levels of participation, each of which represents a maximum amount of incentive compensation that may be awarded (expressed as a percentage of base pay), based on the extent to which the Company achieves it earnings goal. Senior executive officers participate in the top two levels. After a year-end review of corporate and divisional achievements and the personal achievement of the applicable individual goals, the Chief Executive Officer (or in his absence, the Chief Operating Officer) determines the amount of the annual incentive payment, if any, that he recommends be awarded to each senior executive officer. Such review includes the Chief Executive Officer's (or in his absence, the Chief Operating Officer's) subjective evaluation of factors that include the extent to which the goals were achieved by the senior executive officers. The Committee reviews, makes changes if desired, and approves such payments to the senior executive officers. No senior executive officers of the Company received payments under the Incentive Compensation Program with regard to the Company's financial performance in 1999.

      STOCK OPTIONS. For many years the Company has used stock options as its long-term incentive program for senior executive officers and other key employees. Stock options are used in order to relate the benefits received by the senior executive officers and key employees to the amount of appreciation realized by the stockholders over comparable periods. The Committee administers the Company's stock option plans, taking into consideration the recommendations of the Chief Executive Officer (or in his absence, the Chief Operating Officer) with regard to specific option grants. Stock options are generally granted every 12 to 18 months. Stock options other than "Performance Options" (discussed below) are usually granted at exercise prices not less than the market value of the stock on the date of the grant. In general, 20% of options vest one year after the date of grant and the remainder of the options vests ratably over the next four years (assuming continued employment). As a result, no options have any realizable value unless the optionee remains employed by the Company and the Company's stock appreciates in value over the exercise price. Termination of employment triggers a requirement that the options be exercised or forfeited. All stock options are non-transferable. Stock options provide the senior executive officers and other key employees the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the their interests with those of the stockholders.

      PERFORMANCE BASED STOCK OPTIONS. The Plan also permits the issuance of options (the "Performance Options") that are subject to early vesting only if the price of the Common Stock increases significantly. Performance Options include the following special terms and conditions:

      o The Exercise Price is the greater of (i) $25.00 per share or (ii) the Market Value Per Share on the Grant Date

      o These options vest in full no less than five years from the Grant Date (assuming that the option holder is still employed by the Company), subject to earlier vesting as follows:

         o Fifty percent of each such option vests immediately if the Market Value Per Share is equal to or greater than 150% of the Exercise Price for a period of at least 20 consecutive trading days; and

         o The remaining fifty percent vests immediately if the Market Value Per Share is equal to or greater than 200% of the Exercise Price for a period of at least 20 consecutive trading days

      o These options are immediately exercisable upon vesting; provided, however, that no more than 100,000 shares of Common Stock may be exercised by any individual after vesting in any 90 day period, except in the event of the death, incapacity or termination of employment of the holder or the occurrence of a Corporate Change.

      o Such options must be exercised within three years of vesting or else they expire.

      For example, if the closing price per share of the Common Stock is at or below $25.00 on the date of grant of any of such options, the exercise price will be $25.00 per share. Therefore, early vesting of 50% of such options would not occur until the closing price per share is at least $37.50 per share for 20 consecutive trading days, and the remaining 50% of such options would not vest early unless the closing price per share is at least $50.00 per share for 20 consecutive trading days.

      The Committee believes that such options will be powerful incentives to such senior executive officers to bring their full talents and energies to bear to accomplish the significant increases in stockholder values that vesting requires, within the option period.

      COMPENSATION OF FORMER CHIEF EXECUTIVE OFFICER. Mr. McInnes is employed pursuant to the terms of an employment agreement entered into in 1996 in connection with his initial hiring, as amended effective January 27, 2000 in connection with his resignation as President and Chief Executive Officer. Under his amended employment agreement, which expires December 31, 2001, Mr. McInnes is paid a base salary of $24,000 per month, and the Company no longer reimburses Mr. McInnes for various expenses previously reimbursed. Mr. McInnes presently provides services to the Company in connection with projects assigned to him from time to time by the Board of Directors. Under the amended agreement $20,833 of Mr. McInnes' monthly salary is compensation for services previously rendered, and $3,167 is compensation for current services provided. In the event of the termination of Mr. McInnes' agreement other than by the Company for "cause", Mr. McInnes is entitled to receive $20,833 per month through December 31, 2001. The Management and Compensation Committee reviewed employment and other agreements entered into by other companies similar to the Company with their former chief executive officers and presidents in determining the amended pay and benefits due under Mr. McInnes' amended employment agreement. In 1999, Mr. McInnes was paid $285,000 in salary in accordance with his employment agreement in effect during 1999. Mr. McInnes did not receive a bonus under the Incentive Compensation Program with regard to the Company's performance in 1999.

                          Submitted by the Management and Compensation Committee of the Board of Directors in March 2000,

                          Tom H. Delimitros, Chairman
                          Hoyt Ammidon Jr.
                          Kenneth P. Mitchell

      This report and the Performance Graph set forth below have been prepared for inclusion in the proxy materials to be provided to the stockholders of the Company in anticipation of the Annual Meeting of Stockholders to be held May 19, 2000 and not for inclusion in any other filing required under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent the Company specifically incorporates such information by reference into a filing under either of such Acts. This Report is not to be considered "soliciting materials" as that term is used in the proxy rules of the Securities and Exchange Commission.

INSIDER STOCK SALES

      The Company acknowledges that sales of Common Stock by the Company's insiders will occur periodically. In particular, the Company believes that its insiders who have a significant portion of their net worth in Common Stock may desire to diversify their investment portfolio over time. The Company has established an insider trading policy for insider transactions. This policy is designed to help ensure compliance with the federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion, typically within a window period following the release of quarterly financial data. The insider trading policy also prohibits directors, officers and employees of the Company from purchasing securities of the Company on margin or in short sales and from buying or selling puts, calls or options involving securities of the Company (other than employee stock options). All directors, executive officers and any employees owning more than 5% of any class of securities of the Company are generally required to limit transactions in Company securities to certain specified "window" periods and they are generally prohibited from selling more than 25% of the amount of Company securities individually owned in any 12 month period.

PERFORMANCE GRAPH

      The following graph compares the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and two peer group indices. The Company believes that the New Peer Group, which is comprised entirely of oil and gas service companies, more closely reflects the industry in which the Company currently operates than the Old Peer Group, based on the Company's current operations and focus.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


TETRA TECHNOLOGIES INC DEL

                                           Cumulative Total Return
                            ---------------------------------------------------
                             12/94    12/95    12/96    12/97    12/98    12/99

TETRA TECHNOLOGIES, INC.    100.00   146.32   212.63   177.37    92.11    61.05
NEW PEER GROUP              100.00   141.22   188.90   293.25   161.85   212.86
OLD PEER GROUP              100.00   120.20   142.90   169.26   148.33   135.79
S & P 500                   100.00   137.58   169.17   225.61   290.09   351.13


The New Peer Group consists of the following companies:

Baker Hughes, Inc.                   Halliburton Company              R&B Falcon Corporation
BJ Services Company                  Horizon Offshore Inc.            Schlumberger Ltd.
Cal Dive International, Inc.         Key Energy Services Inc.         Smith International Inc.
Global Industries Ltd.               Newpark Resources Inc.           Superior Energy Services Inc.
Great Lakes Chemical Corp.           Parker Drilling Company

The Old Peer Group consists of the following companies:

Albemarle Corporation                Geon Company                     Quaker Chemical Corporation
Amcol International Corporation      IT Group Inc.                    Scotts Company
Bemis Inc.                           Lilly Industries, Inc.           Stephan Company
Calgon Carbon Corporation            Minerals Technologies Inc.       Sybron Chemicals, Inc.
Chemed Corporation                   NewPark Resources, Inc.          SynAlloy Corporation
CK Witco Corporation                 Oil Dri Corp of America
Cytec Industries, Inc.               OM Group, Inc.
Ferro Corporation                    Pall Corporation

      The following companies, each of which was included in the Company's Old Peer Group used for the Performance Graph contained in the Company's definitive proxy statement which involved the election of the Company's directors in 1999, are no longer part of the Old Peer Group, since their stocks are no longer publicly traded: Omega Environmental, Inc. and Raychem Corporation.

________________________________________________________________________________

PROPOSAL 2. APPROVAL OF AUDITORS
________________________________________________________________________________

      Proposal 2 requests stockholder approval of the Board of Directors appointment of the firm of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending such meeting. Ernst & Young LLP has served as independent auditors for the Company since 1981.

________________________________________________________________________________

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
________________________________________________________________________________

      Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock (Forms 3, 4 and 5) with the Securities and Exchange Commission (the "SEC") and with the New York Stock Exchange. Executive officers and directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

        To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers and directors and 10% stockholders were complied with in a timely manner except that Mr. Mitchell did not timely report two purchases of shares of Common Stock on Form 4, although he filed a Form 5 with respect to those purchases.

________________________________________________________________________________

PROPOSALS OF STOCKHOLDERS
________________________________________________________________________________

      A proposal of a stockholder intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received at the Company's principal executive offices no later than December 1, 2000 and it must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the stockholder making the proposal desires such proposal to be considered for inclusion in the Company's proxy materials relating to such meeting. The Company may exercise discretionary voting authority with respect to any stockholder proposal, other than a nomination of a candidate for election as a director, not included in the Company's proxy materials unless notice of such proposal is received by the Company not later than February 14, 2001 and is accompanied by a written statement as required by Rule 14a-8 under the Exchange Act.

      Additionally, the bylaws of the Company provide that a stockholder may nominate directors only if written notice complying with the provisions set forth in the bylaws is delivered to the Company by such stockholder 80 days in advance of an annual meeting or within ten days after the date of notice by the Company of a special meeting involving the election of directors. If such notice is timely given but is not accompanied by a written statement to the extent required by Rule 14a-8 under the Exchange Act, the Company may exercise discretionary voting authority over proxies with respect to such proposal.

________________________________________________________________________________

ADDITIONAL FINANCIAL INFORMATION
________________________________________________________________________________

      Stockholders may obtain additional financial information of the Company for the year ended December 31, 1999 from the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K may be obtained without charge by written or oral request to Carole K. Bishop, Manager, Investor Relations, TETRA Technologies, Inc., 25025 IH-45 North, 6th Floor, The Woodlands, Texas 77380, telephone (281) 367-1983. This copy will be sent via first class mail or equally prompt means within one business day of receipt of such request.

________________________________________________________________________________

OTHER MATTERS
________________________________________________________________________________

      The Board of Directors has at this time no knowledge of any matters to be brought before the annual meeting other than those referred to above. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

      A certified copy of the list of stockholders as of the record date of March 24, 2000 will be available for stockholder inspection at the Company's office ten days prior to the meeting date of May 19, 2000.

                                          By Order of the Board of Directors,

                                          /s/ BASS C. WALLACE, JR.
                                              Bass C. Wallace, Jr.
                                              Corporate Secretary


March 31, 2000
The Woodlands, Texas

                              [PROXY CARD TO COME]